The Board of Directors
                         Allstate Financial Corporation
                              July 2, 1998 - Page 1
                                  Craig Fishman
                              2687 Hillsman Street
                             Falls Church, VA 22043

                                  July 2, 1998


The Board of Directors
Allstate Financial Corporation
2700 South Quincy Street, Suite 540
Arlington, VA 22206

Gentlemen:

       Consistent with our discussions, the following are my suggestions as to how to proceed in the best interests of Allstate Financial Corporation (the "Company"):

I.       Consulting Arrangements
         (following termination of
         Employment)

Nature of Consulting  Engagement:

     I will assist David Campbell (in hiscapacity as active Chairman of the Board) and/or the to-be-identified replacement President/CEO address critical transition issues and I will assist him (or them) with such other tasks as he (or they) may reasonably request.
I will use my best efforts when performing consulting services. If either Mr. Campbell or the replacement President/CEO is not satisfied with my consulting efforts or services, I expect him or them to so notify me immediately.

Consulting Period:

I will be available to consult as an independent consultant (see "II. Termination of Employment" below) for up to 5 hours/week from August 1, 1998 through September 30, 1998 (the "Initial
Consulting Period").

If requested by the Company, I will make reasonable efforts to be available to consult for more than 5 hours/week from time to time during the Initial Consulting Period.

Compensation During the Initial
Consulting Period and Thereafter:

The first 5 hours/week of consultation in any calendar week during the Initial Consulting Period will be at no cost to the Company.






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The Board of Directors
Allstate Financial Corporation
July 2, 1998 - Page 2

     Consultation in excess of 5 hours/week in any calendar week during the Initial Consulting Period or consultation beyond the Initial Consulting Period will be billed and paid at $250/hour.

II.      Termination of Employment

Termination/Termination Date:


     For purposes of severance benefits under my employment agreement, my employment will be terminated by the Company without cause effective July 31, 1998. Until July 31, 1998, I will continue to be a full time employee of the Company compensated at an annual rate of $220,000 paid at the same time as all other employees.

     For all other purposes including, without limitation, press releases and employment references, my departure from the Company is by mutual agreement.

Severance Payments and Other
Lump Sum Benefits:

     Contractual Benefits: On July 31, 1998, the Company will pay me 5.5 months severance (i.e., $100,833.50) in a lump sum plus accrued salary and accrued vacation (approximately 180 hours).

     On September 30, 1998, the Company will pay me the remaining 5.5 months severance due under my employment contract (i.e., an additional $100,833.50) in a lump sum.

     The Company will provide such other benefits as are set forth in my employment contract including, without limitation, health insurance for eleven
(11) months for me and my spouse (at no cost to me or my spouse). Thereafter, I will have available for me and my spouse eighteen (18) months of continuation health insurance coverage (at my expense) under federal COBRA law.

     Non-Contractual Benefits: On July 31, 1998, the Company will transfer to me the Company car driven by me (at no cost to me).


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The Board of Directors
Allstate Financial Corporation
July 2, 1998 - Page 3

     The Company will pay me on July 31, 1998, $5,000 to defray the expenses of identifying, preparing for and obtaining subsequent employment.

Mutual Release:


     Effective July 31, 1998, the Company releases me and I release the Company, from any and all claims, damages, actions, liabilities, etc. of any kind, provided that the foregoing release does not apply to claims, damages, actions, liabilities, etc. arising from a breach by either party of obligations created under this letter agreement or from a breach by either party of any post-termination obligations under my employment contract.



Non-Disparagement:

     Through July 31, 1999, neither I nor the Company (including its officers and directors) will make statements which may reasonably be considered to be adverse to the interests of the other, provided that the foregoing shall not be construed as waiver by me or the Company of any cause of action that may arise as a consequence of disparaging or other statements made on or after August 1, 1999.

Press Release:


     Through July 31, 1999, any press release which mentions my name or otherwise refers to me (whether directly or indirectly) must, with respect to such mention or reference, be in form and substance reasonably satisfactory to me.

Coordination with Employment
Agreement:


     This letter agreement and my employment agreement are intended to be read together to give full effect to both agreements. In the case of a direct conflict, I and the Company will cooperate to resolve the conflict.


     Without limiting the generality of the foregoing, except in the case of a direct conflict, nothing in this letter agreement is intended to change the non-compete, confidentiality or other provisions of my employment agreement.


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The Board of Directors
Allstate Financial Corporation
July 2, 1998 - Page 4


III.     Board Approval, Etc.

         The terms and provisions of this letter agreement should be ratified and approved by the Board of Directors on or before July 14, 1998. If approved, the terms and provisions hereof should be incorporated into a formal agreement between me and the Company. If, however, the Board of Directors approves the terms and provisions hereof and no formal agreement is executed, it is understood and agreed that this letter agreement (once duly executed by a member of the Board) is enforceable in accordance with its terms. The signature of any member of the Board of Directors in the space provided below shall be conclusive evidence that the Board of Directors has duly ratified and approved all of the terms and provisions hereof (without qualification or reservation).

         I believe the arrangements contemplated in this letter agreement are in the best interests of the Company and provide the Company (and its Board of Directors) the best opportunity to manage and work through what I perceive to be a crisis period for the Company.


                                                          Sincerely,

                                                          /s/ Craig Fishman
                                                          ---------------------
                                                          Craig Fishman
                                                          President and CEO

 CF/gbb


 Ratified and Approved by the Board of Directors (without qualification or reservation) on this 14th day of July, 1998:

 ALLSTATE FINANCIAL CORPORATION

 By      /s/   David W. Campbell
         -----------------------
         Name:    David W. Campbell
         Title:   Director and Chairman of the Board



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